UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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GREEN DOT CORPORATION
(Name of Registrant as Specified in Its Charter)

HARVEST CAPITAL STRATEGIES LLC
HARVEST SMALL CAP PARTNERS MASTER, LTD
HARVEST SMALL CAP PARTNERS, LP
HSCP STRATEGIC I, LP
HARVEST FINANCIAL PARTNERS, LP
JEFFREY B. OSHER
DONALD DESTINO
CRAIG BAUM
SATURNINO FANLO
GEORGE W. GRESHAM
PHILIP B. LIVINGSTON

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Harvest Capital Strategies LLC, together with the other participants named herein (collectively, "Harvest"), has filed a definitive proxy statement and an accompanying GREEN proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Green Dot Corporation, a Delaware corporation.

Item 1: On April 21, 2016, Harvest issued the following press release:

HARVEST CAPITAL STRATEGIES COMMENCES SOLICITATION OF PROXIES FOR GREEN DOT’S UPCOMING ANNUAL MEETING AND DELIVERS LETTER TO GREEN DOT SHAREHOLDERS

Urges Shareholders to Vote the GREEN Proxy Card to Elect Harvest’s Three Independent, Experienced and Highly Qualified Director Candidates -- Saturnino Fanlo, George W. Gresham, and Philip B. Livingston

Excited for This Critical Opportunity for Shareholders to Replace Three Stale and Entrenched Directors -- Steve Streit, Timothy Greenleaf, and Michael Moritz -- and Send a Strong Message to the Rest of the Board that the Status Quo is Unacceptable

States that the Annual Meeting Will Also Serve as a Democratic Referendum on Chairman and CEO Steve Streit’s Performance and Ability to Create Shareholder Value

SAN FRANCISCO, CA – April 21, 2016 – Harvest Capital Strategies LLC (together with its affiliates, “Harvest”), one of the largest shareholders of Green Dot Corporation (“Green Dot” or the “Company”) (NYSE:GDOT), with beneficial ownership of approximately 9.3% of the outstanding common stock of the Company, announced today that it has filed definitive proxy materials with the Securities and Exchange Commission in connection with its solicitation to elect three exceptionally qualified director candidates to Green Dot’s Board of Directors at the upcoming Annual Meeting scheduled to be held on May 23, 2016.

The full text of Harvest’s Letter to its Fellow Shareholders follows:

IT IS TIME FOR CHANGE AT GREEN DOT

THE BOARD MUST BE HELD ACCOUNTABLE FOR YEARS OF POOR PERFORMANCE AND SUBSTANTIAL SHAREHOLDER VALUE DESTRUCTION

THE BOARD’S RECENT AND REACTIONARY CHANGES DISENFRANCHISE SHAREHOLDERS AND FAIL TO ADDRESS GREEN DOT’S LONG-TERM UNDERPERFORMANCE UNDER CEO STEVE STREIT

VOTE THE GREEN PROXY CARD TODAY TO ELECT HARVEST’S THREE HIGHLY QUALIFIED, INDEPENDENT NOMINEES WHOSE INTERESTS ARE DIRECTLY ALIGNED WITH ALL GREEN DOT SHAREHOLDERS

“Some CEOs forget that it is shareholders for whom they should be working, while other managers are woefully inept. In either case, directors may be blind to the problem or simply reluctant to make the change required. That’s when new faces are needed.”– Warren Buffett, Berkshire Hathaway 2015 Annual Letter to Shareholders

April 21, 2016

Dear Fellow Green Dot Shareholders:

Harvest Capital Strategies LLC (together with its affiliates, “Harvest”) is one of the largest shareholders of Green Dot Corporation (“Green Dot” or the “Company”) with beneficial ownership of approximately 9.3% of the outstanding common stock of the Company. We are a significant and long-term shareholder of the Company and our interests are directly aligned with yours. As shareholders, collectively, we have an exciting opportunity to implement much needed change at Green Dot by electing our three experienced and highly qualified nominees -- Saturnino Fanlo, George W. Gresham, and Philip B. Livingston -- to the Green Dot Board of Directors (the “Board”) at the Company’s upcoming 2016 Annual Meeting of Shareholders (the “Annual Meeting”). Our nominees have valuable and relevant industry experience, as well as corporate governance expertise that will allow them to make informed decisions with only one incentive in mind: acting in the best interests of ALL shareholders. Please excuse us for the length of this letter; but unlike Green Dot, we believe the facts are important and there is a lot to share.

We believe the incumbent Board displays the hallmarks of a broken, entrenched and unaccountable governance structure that has facilitated poor decision making and led to the destruction of shareholder value. The Annual Meeting is a critical time for Green Dot shareholders to hold leadership accountable for the Company’s prolonged underperformance and failure to act in our best interest. We are at an undeniable fork in the road and it’s only appropriate that shareholders determine the best path forward.

Harvest has been on this difficult road since 2012, when we made our initial investment in Green Dot. Like most long-term shareholders, we have suffered mightily because of the chronic underperformance of Green Dot’s Chairman, President, and CEO Steve Streit, who has presided over, and must take accountability for, double-digit percentage stock price declines in four of the last five years and a cumulative absolute share price decline of 71% since the end of 2010.1

There have been glimmers of hope along the way, such as a few quarters that exceeded low expectations in 2013, and earnings calls where promising new business developments were announced. Unfortunately, each sign of incipient progress was followed by setbacks, execution mistakes, and unforeseen consequences. Over time, Green Dot’s destruction of shareholder value intensified, which was mirrored by a persistent stock price decline, which only reversed course when Harvest initiated its public campaign for leadership accountability on January 25, 2016.

Like many of you, we are long-term, passive investors who believe substantial value remains trapped in Green Dot. As such, we have remained loyal shareholders despite management’s broken promises, unrelenting execution failures, erroneous financial forecasts, and misleading investor communications. The Board, who is tasked with protecting shareholders, has complacently turned a blind eye towards Mr. Streit’s undeniable performance shortcomings.

While the facts speak for themselves, it is fair for our fellow shareholders to ask, “Who is Harvest, what are your interests in the Company, and why are your nominees likely to achieve a better outcome for shareholders than the status quo?”

Our Interests Are Directly Aligned with ALL Green Dot Shareholders

Harvest is a sixteen-year-old investment firm with approximately $2.3 billion of assets under management. We are a patient and supportive fundamental investor, who prefers to invest quietly out of the public eye. In fact, until Green Dot, we had never in our firm’s history, spanning hundreds of investments, found a Company’s leadership and execution to be so problematic and misaligned that we were compelled to take our concerns to fellow shareholders.

Harvest beneficially owns approximately $100 million of Green Dot’s stock, making it the largest single investment our funds have ever held. Further, our investment team owns more than $3 million of stock personally, which unlike shares granted to Green Dot’s independent directors, we purchased with our own money in the open market.

By electing our three nominees at the Annual Meeting, we, as shareholders, can collectively send a clear message to the Board that the troubling status quo is untenable. If our nominees are elected, we believe it would demonstrate a vote of no confidence in Green Dot’s current leadership, which would make it incumbent upon any Board working for, and listening to, its shareholders to address the “tone at the top.” While Harvest would have no influence or control over the Board’s future course of action, we are highly confident that a more experienced and competent leader would be able to consistently capitalize on Green Dot’s economic opportunities.

As detailed in our proxy statement, and contrary to what Green Dot would like you to believe, we spent most of 2015 attempting to privately and constructively engage with the Board. We meticulously presented numerous examples of Green Dot’s operating and financial missteps during Mr. Streit’s tenure that we believe resulted in material declines in shareholder value. We were balanced in our assessment, frequently emphasizing our respect for Mr. Streit’s entrepreneurial vision and transition from radio disc jockey to public company CEO. We insightfully warned the Board that Mr. Streit’s charm, oratory persuasiveness, and open-ended promises about the future, while intriguing, were masking his inexperience and leadership limitations.

While Harvest was patiently providing information to the Board for consideration, Green Dot’s performance continued to deteriorate. The Company reported disappointing financial results in every quarter of 2015, while lowering annual guidance three times. The 19% decline in shareholder value during 2014 was followed by a 20% share price decline in 2015. Given the enduring fact pattern, we were confident that an objective, independent Board would conclude that a more mature, complex Green Dot required a seasoned operator who could execute on a strategic plan, while communicating accurately and transparently with shareholders. We were wrong. Apparently, the facts do not matter to this Board.

Green Dot’s incumbent Board is neither independent nor objective. This was once again made clear by the Board’s recent decision to unilaterally appoint three new directors, without a shareholder vote, in the midst of a proxy contest intended to provide all shareholders with a democratic forum to voice their concerns and opinions on the future of the Company. While the Company would have you believe it is addressing governance and leadership shortcomings, we believe the Board’s decision to disenfranchise shareholders was not only a gross violation of its fiduciary duty, but was also a thinly-veiled attempt to entrench management and protect the troubling status quo.

The Board is dominated by four long-tenured individuals: Steve Streit, Timothy Greenleaf, Kenneth Aldrich, and Michael Moritz. Notably, Messrs. Streit, Greenleaf, and Moritz are the three directors up for re-election at the Annual Meeting. Together, the stale and insular leadership team has autocratically ruled the Green Dot fiefdom for more than thirteen years, with either Messrs. Aldrich or Greenleaf chairing every Board committee. While quick to voice support for Green Dot’s long-term strategy, the financial actions of these long-tenured directors paint an entirely different picture. Since Green Dot’s 2010 IPO, Messrs. Greenleaf and Aldrich have combined to sell $17 million of stock, while Mr. Moritz’s beneficial ownership, which is defined as Sequoia’s investment and his personal holdings, has been reduced by $279 million through sales/dispositions. The incumbent independent Board has never made an open-market share purchase.

Throughout 2015, it was made clear to Harvest that Green Dot was Mr. Streit’s Company, and the Board lacked urgency to break the cycle of empty promises and inconsistent performance. In fact, two of Green Dot’s eight incumbent Board members attended fewer than 75% of the 2015 meetings, including Mr. Moritz, who has not met this important 75% attendance threshold in three of the last four years. Now, more than ever, the Annual Meeting must serve as a democratic referendum on Steve Streit’s performance as Chairman, CEO, and President of Green Dot, as well as the failures of Messrs. Greenleaf and Moritz in their capacity as shareholder fiduciaries.

Green Dot requires experienced, proven leadership to unlock the Company’s full potential and transform into a leader in the emerging mobile payments and processing market. Proven leaders at Green Dot’s competitors, like NetSpend, created significant shareholder value by successfully navigating the same operating and regulatory environment in which Mr. Streit and his Board have failed. Given the Company’s strategic platform, it should not be a surprise that world-class executives would have serious interest in the opportunities at Green Dot. The upcoming Annual Meeting is therefore a critical opportunity for us, as shareholders, to unequivocally tell the Board that we deserve better.

We are convinced that new perspective provided by directors who proudly work for all shareholders, not just Mr. Streit, is required to bring accountability to the Green Dot fiefdom. Harvest is asking for your support to elect three exceptional, independent directors, who were carefully recruited for their experience, skill-sets, and shareholder-oriented mindset, attributes that we believe the current Board is sorely lacking. It is up to shareholders to choose between the status quo and a new path towards accountability, transparency, proven leadership, and a commitment to shareholder value creation.

This new path begins with electing our nominees on the GREEN proxy card TODAY, which Harvest believes is undoubtedly the path that is best for long-term shareholder value creation

This vote is about trust, execution, and results. When selecting the path forward, it is important to ask:

•	Have the incumbent Board members acted as fiduciaries to shareholders or have they acted to protect Mr. Streit and their own positions?
•
After Harvest brought the Board’s corporate governance failures into plain view for all shareholders to see, did this Board take any real remedial action or has it continued to disenfranchise shareholders to protect the status quo?

•	Do Steve Streit and the current Board have what it takes to drive shareholder value over the long-term?
•	Has the current Board and CEO fulfilled their promises to shareholders and delivered results since Green Dot’s 2010 IPO?
•	Would new leadership be able to regain the trust of investors and ultimately earn a more reasonable EBITDA and earnings multiple than Green Dot has been afforded under Mr. Streit’s stewardship?
•
Has the current Board or CEO given us, as shareholders, any reason to believe that the long-term pattern of misleading investor communication, failure to disclose material acquisitions, and major strategic initiative missteps will suddenly cease?

•	Do you trust the current Board and Steve Streit to protect and represent your interests as a shareholder?

When considering these questions, we would respectfully ask you to review the facts that follow. For additional information, we would encourage you to visit www.fixgdot.com which contains Harvest’s 93-page Presentation titled “Proven Leadership is the Missing Ingredient for Long-Term Success,” as well as all other public letters and releases.

THE UNDISPUTED FACTS

Massive Declines in Shareholder Value Under the Direction of CEO Steve Streit and the Board Underscore the Need for Accountability

Green Dot’s stock price has consistently and materially underperformed the Board’s original and revised self-selected Peer Group, as well as the broader equity markets. Over the past five calendar years, Green Dot underperformed its original self-selected peer group by 274%, its revised peer group by 184%, and experienced an absolute stock price decline of 71%.2 In four of Green Dot’s five years as a public company, its stock price has suffered an annual decline of at least 10%. Illustrating excitement and optimism for a potential change in leadership, Green Dot investors have experienced a 39% increase in shareholder value compared to an 11% increase for the Russell 2000 since Harvest initiated its public campaign to bring long overdue accountability to shareholders.3

Green Dot’s dismal stock performance reflects management’s recurring financial shortfalls. Prior to Harvest Capital’s Schedule 13D filing on January 25, 2016, Green Dot’s 12x P/E and 5x EBITDA multiples were 40% and 60% discounts, respectively, to the Company’s processing peer group, which we believe is a function of inconsistent financial performance and deep distrust in Mr. Streit as CEO.4

In three of the last four years, Green Dot has materially missed its annual financial forecasts, while missing consensus expectations for one of its key financial metrics in nine consecutive quarters. Considering Green Dot categorizes 80% of its revenue as recurring, this degree of inconsistency is inexcusable.5

Management is quick to point out that since its IPO in 2010, Green Dot has grown revenue and EBITDA at compound growth rates of 13.1% and 9.3%, respectively. However, in its most recent shareholder letter, management failed to mention that earnings per share (EPS) growth has been nonexistent because of, in our view, (i) misaligned incentive compensation which focused management on revenue growth rather than earnings, (ii) poorly structured acquisitions that relied on issuing undervalued equity, and (iii) aggressive asset capitalization that resulted in 127% growth in depreciation and amortization expense in just the last two years.

Green Dot’s Troubling History of Poor Execution and Operational Mismanagement Demonstrates the Need For Leadership Change

We believe Mr. Streit’s repeated failure to achieve both short- and long-term targets is a symptom of a deeper and more fundamental problem. Specifically, he struggles with the basic tenets of running a larger, more complex company. Under Mr. Streit’s leadership, Green Dot has experienced execution mistakes in each of the last nine quarters.

Notably, Green Dot’s major strategic initiatives have been universal failures under Mr. Streit’s leadership, damaging corporate credibility, employee morale, and shareholder value:

•      Discontinuation of MoneyPak: The removal of MoneyPak was poorly tested, and occurred before a reliable substitute was adopted, resulting in management vastly underestimating its financial impact. As a result, it damaged Green Dot’s ecosystem and management’s forecasted revenue impact shifted from “not material” in October 2014 to “as much as $65 million” by May 2015.

•      In-house Processing Migration: Management promised “significant cost savings” as far back as the Q4’11 earnings call. Processing was never brought in-house and redundant charges, which Harvest estimates have totaled at least $30 million, have persisted for five years.
•      Loopt Acquisition: The $43 million related-party acquisition of Loopt, Inc. squandered significant capital and resources. The transaction was supposed to be accretive in year-two, yet never generated a profit. The business was shuttered shortly after the acquisition closed.
•      Launch of GoBank: The highly touted mobile banking product has consistently missed expectations, altered its strategy, wasted precious shareholder money, and confused consumers. At the beginning of 2015, Mr. Streit set a public goal of reaching “a seven figure annualized run rate in new GoBank account enrollments by year-end.” The Company recently conceded it did not achieve this target.
•      Updated MoneyCard Program: The updated 2013 MoneyCard program was poorly designed and implemented. Not only did the new products fail to drive increased revenue as Mr. Streit promised, but after the strategic re-launch, Walmart revenue declined as pricing changes and too many card options confused customers.6
•      TPG Acquisition: The acquisition of TPG was poorly structured with 6.133 million undervalued Green Dot shares issued when inexpensive bank debt was available. In its first year under Mr. Streit’s control, TPG experienced multiple negative revenue revisions, while missing management’s initial 2015 revenue forecast by 22%.7
•      Sallie Mae Partnership: Green Dot’s hopeful foray into the higher education market ended with a project write-down and a breach of contract lawsuit.

We Believe Green Dot’s Track Record of Inconsistent and Misleading Investor Communications Contributes to the Company’s Discounted Valuation and Highlights that Management and the Board Cannot Be Trusted

Mr. Streit’s long history of misleading, confusing, and contradictory public commentary has, we believe, impaired investor trust and undermined long-term investors’ ability to understand Green Dot’s operating model. While Green Dot has a troubling and sustained pattern of unreliability, which we outlined in detail in our January 25th presentation, it was the decision to withhold disclosing two material acquisitions from investors, while implicitly claiming organic revenue credit, that we believe was a gross violation of investor trust and irreparably impaired Mr. Streit’s credibility.

Specifically, Green Dot acquired AchieveCard (December 2014) and AccountNow (January 2015) without disclosing these material acquisitions to shareholders. Management inexcusably included the financial contribution from both acquisitions in its 2015 guidance without a single disclosure about their presence or impact. When asked directly on the Q4’14 earnings call about the “double digit organic growth” implied in management’s 2015 guidance, Mr. Streit chose not to disclose the existence of either acquisition, and instead cited two assumptions for the strong revenue guidance that later proved to be fabrications. Not until Green Dot’s stock declined by 25% over two days did management file an 8-K disclosing the acquisitions for the first time, as well as the assumption that their combined impact was expected to be more than 10% of 2015 projected revenue and a majority of the previously projected “organic” growth.

Sell-side analysts justifiably criticized Green Dot’s judgment, credibility, and trustworthiness:

“Poor acquisition disclosure raises questions. Notably, Green Dot used the quiet holiday period to make two acquisitions which it disclosed today will generate $78m in 2015 revenue and $15m of EBITDA. The Company issued nearly 1m shares to consummate these deals. We encourage investors to ask: ‘why the need for such stealth?’” – Andrew Jeffrey, SunTrust Robinson Humphrey

“We believe that we do not have a very good handle on the organic revenue growth of company, given we do not have reliable information on the acquired companies or even know if they were included in guidance. We are not sure if those companies were included in top- and bottom-line guidance. We would generally expect that they would have been, given that both deals closed before the earnings call.” – Robert Napoli, William Blair

Mr. Streit’s apathy towards accurate public statements has continued unabated even after Harvest repeatedly discussed his irresponsible behavior. On the Q4’15 earnings call, Mr. Streit stated he was “the largest shareholder of the Company by far” and that “I haven’t sold shares since November of 2010.” Both of these statements were misrepresentations considering BlackRock was Green Dot’s largest shareholder as of 2/24/16, and Mr. Streit had sold 536,602 shares over multiple open market transactions in 2014.8

Green Dot’s Incumbent Board and CEO Appear to Be Treating Green Dot Like Their Personal Fiefdom at the Expense of Unaffiliated Shareholders

1)       The Board Has Approved Excessive and Misaligned Compensation Practices at the Expense of Green Dot Shareholders

•	The Compensation Committee, which includes Messrs. Greenleaf and Moritz, hired three different compensation consultants in an eighteen-month window.
•
Barney & Barney LLC, Green Dot’s compensation consultant in 2013, recommended targeting the 50th percentile of compensation among the Company’s peer group for NEOs. The Compensation Committee adopted a 50% target for all NEOs, except Mr. Streit, whose equity-based compensation inexplicably exceeded the peer group’s 75th percentile.

•
Mr. Streit received 200,000 time-based RSU’s in 2013, which had a fair market value of $5.2 million, and represented 82% of all NEO grants. He was also the only NEO to receive a discretionary cash bonus in 2013. The Board communicated that Mr. Streit’s bonus was “in recognition of his accomplishments as our CEO,”9 even though Green Dot’s stock declined by 19% in the trailing two-year period ending December 31, 2013.

•
The Board conducted an options exchange program without prior shareholder approval, while rationalizing Mr. Streit’s outsized RSU compensation as “appropriate in light of the fact that Mr. Streit had not been granted any equity awards since April 2011 and his only unvested stock option had an exercise price of $45.31 per share.”10

•
Despite a 19% decline in shareholder value in 2014, Mr. Streit was awarded $2.3 million of time-based RSU grants, which was 141% more than the median RSU grant for the CEOs of Green Dot’s peer group.11 Mr. Streit also received a cash bonus of $606,000, which was 13% above the median bonus paid to the CEOs of the Company’s peer group.12 In October 2014, two weeks after Green Dot lowered its 2014 annual guidance for revenue, EBITDA, and earnings, Mr. Streit received a 20% base salary increase from $555,000 to $666,000.

•
Despite the shareholder approval rate of the Company’s ‘say on pay’ proposal falling from 99% in 2011 to 67% in 2014, and Green Dot receiving the worst possible ISS Corporate Governance QuickScore in the “Compensation” category, the Board maintained its misaligned compensation policies, leading ISS to conclude:

“The estimated cost of the company's equity compensation program is excessive. CEO pay has significantly increased from prior levels, due primarily to a substantial equity grant which is entirely time-based and not in line with peer companies. The company also provided off-cycle grants to compensate executives for their underwater options, while implementing a separate option exchange program for broader-based employees.”

The Board issued Mr. Streit $2.69 million of performance-based RSU grants on March 31, 2015 that were tied to Green Dot’s total shareholder return. However, the performance standards are disgraceful, considering 50% of Mr. Streit’s RSU’s will vest if Green Dot can merely outperform 25% of the S&P 600 SmallCap Index. Said differently, Mr. Streit will receive approximately $1.35 million of performance compensation even if Green Dot were to underperform 75% of the market. The same bogey was used for Mr. Streit’s large 2016 grant, in which 50% of Mr. Streit’s grants will vest even if shareholders receive the unsatisfactory outcome of Green Dot underperforming 75% of the Index.

Consistent with the concerns raised by ISS and its recommendation of a “WITHHOLD” vote on the election of Messrs. Aldrich and Shaheen at the 2015 Annual Meeting, Messrs. Greenleaf and Moritz, as Compensation Committee members, should be held accountable for Green Dot’s continued failure to appropriately align executive compensation with performance. In fact, ISS recommended a “WITHHOLD” vote against Messrs. Greenleaf and Moritz at the 2013 Annual Meeting given the Company’s problematic compensation practices and the Board’s implementation of an option exchange program without prior shareholder support.

2)      We Believe the Board’s Unsuitable Judgment & Lack of Oversight Underscores the Need for Immediate Change on the Board

We are concerned that Green Dot’s Board has repeatedly demonstrated questionable judgment and inadequate oversight of the Company’s financial controls, financial forecasting, and “tone” emanating from the CEO’s office.

•
As Chairman of the Audit Committee, Mr. Greenleaf has failed to address, let alone acknowledge, Green Dot’s disastrous track record of financial forecasting and shareholder communications. Green Dot provided investors with financial forecasts that proved to be materially inaccurate in 2012, 2014, and 2015.

•
We question whether the Audit Committee properly performed its functions when management withheld disclosure of certain significant information from investors regarding the AccountNow and AchieveCard acquisitions.

•
The $43 million Loopt acquisition was not only strategically and financially dilutive, but was fraught with significant conflicts of interest with representatives of Sequoia sitting on the boards of both Green Dot and Loopt, while also being the largest shareholder of both companies.

•
On April 3, 2015, less than two weeks after Harvest and certain incumbent Board members shared a lengthy in-person meeting, the Board adopted a Corporate Transaction Policy that provided 100% accelerated vesting of all outstanding and unvested equity awards (even those not at target) in the event of a change in control.13

3)	Massive Stock Sales by Green Dot’s Independent Directors Displays a Troubling Misalignment of Interests

Green Dot’s seven incumbent independent directors owned just 980,546 shares as of the 2015 Annual Meeting of Shareholders.14 Not one of Green Dot’s current independent directors has ever made an open-market purchase of stock with their own money. The lack of “skin in the game” among the independent directors is a problem, but it is not nearly as disconcerting as the fact Messrs. Greenleaf and Aldrich have sold a combined $17 million of stock, while Mr. Moritz, either personally or through Sequoia, has disposed of $279 million of stock through distributions since Green Dot’s 2010 IPO.15

4)	The Board’s Recent and Reactionary Actions, Including Unilaterally Appointing Three New Directors Without a Shareholder Vote, Fly in the Face of Proper Corporate Governance

In the midst of a proxy contest intended to provide all shareholders with a democratic forum to offer direct feedback on management’s performance, corporate governance, and the Board’s ability to foster a culture of accountability, the Board unilaterally appointed three new directors without a shareholder vote. We believe the Board’s gross violation of shareholder rights served the sole purpose of further entrenching itself and management, while simultaneously disenfranchising the Company’s long-suffering shareholders. We remind you that the incumbent Board has also presided over a poor corporate governance structure that severely limits shareholders’ ability to seek effective change at Green Dot, by way of:

•	The classified board structure
•	The inability for shareholders to call special meetings or act by written consent
•	The prohibitively high supermajority vote to amend certain shareholder-unfriendly provisions in the Company’s organizational documents.

We Believe Green Dot Has Failed to Address the Root Cause of Long-Term Underperformance and Has Put Forth Empty, Misleading, and Inconsistent Arguments

Since Harvest launched its fact-based campaign to give shareholders an avenue to bring management oversight and independence to Green Dot’s Board, the Company has repeatedly stated how seriously it considers shareholder views. However, Green Dot’s leadership has largely ignored the serious issues we have raised, while continuing its troubling pattern of misleading, inaccurate, and inconsistent shareholder communication. Although an exercise to “set the record straight” point-by-point is counterproductive and distracts from the fact-based issues Green Dot continues to avoid, we must address several of the Company’s most outlandish arguments.

1)
Green Dot’s question, “Why Won’t Harvest Engage with Green Dot?” is preposterous. In Harvest’s proxy filing with the SEC, we provide a timeline detailing our excruciating attempts to constructively engage with Green Dot’s Board throughout 2015 to address the Company’s self-inflicted leadership issues. We were repeatedly dismissed and ignored. Even after filing our 13D on January 25, 2016, we attempted to engage the Company. It was not until February 18, 2016 that the Board finally responded with an offer inviting Harvest to participate in the Board’s plan to unilaterally add directors to an already appropriately-sized eight-person Board. Harvest declined this offer, as well as one additional impotent platitude, because the overtures failed to rectify our primary concern: the toxic “tone at the top.”

2)
The Company states that Harvest’s Plan is “High Risk,” and Mr. Streit has attempted to discredit Harvest by misrepresenting the facts of our Presentation’s earnings bridge.16 This is ironic considering half of Green Dot’s Six-Step plan is centered on actions Harvest discussed with the Board throughout 2015.  Green Dot further states that late stage business development negotiations could be jeopardized in the event Mr. Streit is removed OR under Harvest’s plan OR due to Board changes. This too is absurd considering the rampant NEO turnover, near universally negative GlassDoor reviews, and our own due diligence, which all point to Mr. Streit as an impediment to the efforts and relationships of Green Dot’s talented employees. The only risk from Harvest’s campaign is to the three ineffective, long-tenured directors who are standing for re-election.

3)
Green Dot’s $1.75 earnings target for 2017 is a farcical “goal” considering on December 31, 2014, the Bloomberg consensus earnings estimate for 2015 was $1.75 (the Company ultimately earned $1.35 in 2015). And it was Mr. Streit who implicitly guided 2015 EPS to $1.75 on the September 18, 2014 TPG acquisition call, when he stated multiple times that TPG would be “mid-teens” accretive to the then prevailing $1.53 consensus estimate for 2015.

4)
Green Dot states, “Harvest’s objective is to reset the Board and terminate the CEO at a time when we believe shareholders are just beginning to realize the financial rewards of the Company’s winning strategy and superior execution.” First and foremost, Harvest’s objective is to provide a democratic forum for all Green Dot shareholders to choose three directors who will best represent their interests. Regarding the notion Green Dot’s “winning strategy” is responsible for the recent stock price increase, we would respectively point out that Green Dot’s “superior execution” included missing Q4’15 EBITDA when reporting earnings on February 24, 2016, which marked the ninth consecutive quarter that Green Dot missed consensus estimates for one of its key financial metrics. Additionally, when discussing Q1’16 in the Company’s prepared remarks, Green Dot’s leadership guided 7% below consensus revenue estimates.17 Finally, within the last month, analysts from Susquehanna Financial and BTIG both cut their Q1’16 estimates after visiting with the Company.

5)
Green Dot claims its incentive equity compensation is at long last “performance based.” However, a closer examination reveals excessive compensation is rewarded for “performance” that we believe most shareholders would consider entirely unsatisfactory. Green Dot’s unambitious 2016 Executive Incentive Plan will again compensate Mr. Streit 50% of his target PSU’s if Green Dot’s total shareholder return underperforms 75% of the S&P SmallCap 600 Index. All other NEOs will receive 100% of their Target bonus if net income is flat year-over-year18

6)
Green Dot claims that in 2015, the Company recognized $13 million of savings from consolidation projects and additional “millions in operating savings” from new enterprise risk and customer care platforms. While these are of course new disclosures that would have been appropriate prior to Harvest’s campaign, we do not believe these “savings” reconcile with 2015 operating expense growth of $93 million, which was a 17% year-over-year increase.

THE TIME FOR CHANGE IS NOW

Harvest’s Independent Nominees Have the Experience, Qualifications and Commitment Necessary to Bring Accountability to the Board and Ensure Green Dot Focuses on Sustainable Shareholder Value Creation

We believe the incumbent Board displays all the hallmarks of a broken and unaccountable governance structure, replete with poor decision making that has led to the destruction of significant shareholder value. Messrs. Streit, Greenleaf, and Moritz are the long-tenured Class III directors up for re-election at the Annual Meeting. Mr. Streit, as Chairman, President, and CEO, and Mr. Greenleaf, as Chairman of the Audit Committee, must be held accountable for the Company’s protracted underperformance and concerning corporate governance. In addition, we believe Mr. Moritz’s connection to the $43 million related-party Loopt acquisition, his poor oversight on the Compensation Committee, and his failure to attend at least 75% of Board meetings in three of the last four years, while serving on at least eight other Boards, warrant his replacement as a Board member. We believe change is not only long-overdue, but is required to ensure the Board delivers on its fiduciary responsibility to properly hold management accountable, provide effective oversight of the Company, and ensure opportunities to protect and enhance shareholder value are pursued.

We are therefore seeking your support to elect our highly qualified and experienced nominees at the Annual Meeting. The successful election of our nominees will not only add much needed expertise and commitment to corporate governance best practices, but will also send the rest of the Board a clear message that the status quo is unacceptable. Our nominees are entirely unaffiliated and completely independent of Harvest and are ready, willing and able to identify and execute upon opportunities to drive shareholder value creation. Notably, two of Harvest’s nominees, Phil Livingston and Nino Fanlo, have already used their own capital to purchase 4,050 shares and 4,000 shares, respectively, of Green Dot, demonstrating an alignment of interest and confidence in the future of the Company, which the existing independent directors have been unwilling to demonstrate with a single open market share purchase since the Company’s 2010 IPO. Harvest’s nominees bring extensive operational experience in financial technology, processing, consumer banking, and corporate governance, as well as an open mind, a fresh perspective, and a commitment to working for the best interests of all shareholders.

Saturnino “Nino” Fanlo has over 30 years of industry experience in financial services, banking, and capital markets. Mr. Fanlo is the President and Chief Financial Officer of Social Finance, Inc. (a/k/a “SoFi”), a marketplace lender and financial services company with over $8 billion in loans funded to date. Mr. Fanlo has extensive consumer banking experience, most notably serving in prominent positions for 10 years at Wells Fargo & Company (“Wells Fargo”), including Executive Vice President and Treasurer from July 2000 to June 2004. As Treasurer of Wells Fargo, Mr. Fanlo was responsible for overseeing the firm’s investment portfolio, Treasury regulatory matters, dividend policy, and rating agency interaction. Mr. Fanlo has also held senior roles at Golden Gate Capital, Kohlberg Kravis Roberts & Co., and was the Chief Executive Officer and a director of KKR Financial Holdings LLC.

George W. Gresham has an outstanding background in the payments and financial services industries, previously serving as the chief financial officer of three publicly traded financial technology companies, including NetSpend, who is Green Dot’s closest peer. Mr. Gresham has extensive experience building, leading, and advising enterprises through complex transactions, restructurings, international expansion, capital market transactions and changing regulatory landscapes. As the Chief Financial Officer and Executive Vice President of NetSpend Holdings, Inc., Mr. Gresham played an integral role in the successful $1.4 billion sale of the Company to Total System Services, Inc. in June 2013. Mr. Gresham previously served as Chief Financial Officer of Global Cash Access, Inc. and eFunds Corporation, where he also served as the Chairman of the Operating Committee responsible for running the day-to-day operations and overseeing operational and financial performance. Mr. Gresham has served on the Board of Directors and as Chairman of the Audit Committee of BluePay, Inc., a provider of technology-enabled merchant processing services, since July 2013. He previously served on the Board of Directors and as Chairman of the Audit Committee of Sterling Backcheck, Inc., an international provider of background checks and employment screening services.

Philip Livingston is a corporate governance specialist, who has extensive public and private company experience as both an operating executive and board member. Mr. Livingston has a proven track record of helping to guide companies with operating challenges, which has made him a sought-after turnaround executive and shareholder-appointed Board representative. During his twenty-five year career as a public and private company executive, Mr. Livingston has served both as a director and the audit committee chairman for Broadsoft Corporation, Insurance Auto Auction, Cott Corporation, MSC Software, and Seitel Inc. Mr. Livingston’s significant operating experience includes serving as Chief Financial Officer for Celestial Seasonings, Inc., Catalina Marketing Corporation, and World Wrestling Entertainment. He served as President of Financial Executives International, the leading professional association of chief financial officers and controllers, and led the organization’s support of regulatory and corporate governance reforms culminating in the Sarbanes-Oxley Act. He is a current member of the American Institute of CPAs (AICPA). He previously served on the Financial Accounting Standards Board Advisory Council and the Standards Advisory Council of the International Accounting Standards Board. He also served on the AICPA CPA Board of Examiners that oversees the CPA exam for U.S. state boards of accountancy.

HELP US SEND A CLEAR MESSAGE THAT LEADERSHIP CHANGE IS REQUIRED AT GREEN DOT AND THAT THE BOARD MUST BE HELD ACCOUNTABLE

VOTE FOR OUR HIGHLY QUALIFIED, INDEPENDENT DIRECTOR NOMINEES, WHOSE INTERESTS ARE DIRECTLY ALIGNED WITH YOURS, TO RESTORE AND ENHANCE THE VALUE OF YOUR GREEN DOT INVESTMENT

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY CARD TODAY FOR ACCOUNTABILITY AND CHANGE AT GREEN DOT

We look forward to your support at the Annual Meeting.

Sincerely,

Jeffrey B. Osher

Harvest Small Cap Partners Master, Ltd.

About Harvest Capital Strategies LLC
Harvest Capital Strategies LLC is an investment firm founded in 1999 based in San Francisco.

Harvest Capital Strategies, LLC
Jeff Osher/Craig Baum, 415-869-4433
fixgdot@harvestcaps.com
www.fixgdot.com

Investors with questions on how to vote, please contact:
Okapi Partners LLC
Bruce H. Goldfarb/Patrick McHugh
info@okapipartners.com
(212) 297-0720 or Toll-Free (855) 305-0857

1 Measuring the five full calendar years 1/1/11 - 12/31/15 prior to Harvest launching its public campaign.
2 Bloomberg. Relative performance is calculated as Green Dot's total return in the five years ending 12/31/15, less the total return of the comparable peer group. Green Dot’s original, Company-selected peer group provided in its 2013 and 2014 Proxy Statements consisted of Alliance Data Systems, Capital One Financial, Discover Financial, Euronet Worldwide, Global Cash Access, Global Payments, Heartland Payment Systems, Mastercard, MoneyGram, NetSpend, Total System Services, Visa, Western Union, and Wright Express. The Company’s revised peer group provided in Green Dot’s 2015 Proxy Statement consisted of Blackhawk Network, Cardtronics, Cash America International, Cass Information Systems, Euronet Worldwide, EZCorp, Global Cash Access, Heartland Payment Systems, Jack Henry & Associates, MoneyGram, Regional Management, WEX, and World Acceptance.
3 Returns calculated from Bloomberg using the closing prices on 1/19/16 and 4/12/16. Consistent with SEC Schedule 13D filing requirements, Harvest filed a 13D on 1/25/16, which included our Presentation and most recent Board letter as Exhibits.
4 Harvest-selected processing peer group includes Heartland Payment Systems, Mastercard, Visa, Vantiv, Fleetcor Technologies, Global Payments, Blackhawk Network, PayPal, Total System Services, Euronet Worldwide, Alliance Data Systems, WEX, Fidelity National Information Services, Western Union, and MoneyGram.
5 Green Dot IR Presentation, pg. 19, “80% of revenues are recurring in nature” (1/29/15).
6 Mr. Streit commented on Green Dot’s Q4 15 earnings call and at a JP Morgan conference on 12/2/15 that the pricing changes confused customers.
7 On the conference call announcing the acquisition on September 18, 2014, management provided implied revenue guidance based on 2014 metrics, historical and expected growth rates, and expected EPS accretion.
8 As of the date of the conference call on 2/24/16, BlackRock was Green Dot’s largest shareholder according to Mr. Streit’s and BlackRock’s most recent Schedule 13G filings. According to a Form 8-K filed by Green Dot on 2/6/14, Mr. Streit sold shares pursuant to a 10b5-1 trading plan to comply with obligations under his 2004 divorce settlement.
9 Company’s 2014 proxy statement.
10 Green Dot Definitive Proxy, (5/16/14)
11 Institutional Shareholder Services Inc. (“ISS”)
12 ISS’ 2015 proxy advisory report.
13 Green Dot Form 8-K (4/9/15)
14 2015 Proxy; the ownership attributable to the Board included options and RSU’s that vested within 60 days of the shareholder meeting.
15 Mr. Moritz is deemed to beneficially own the shares distributed to Sequoia’s LPs. These dispositions of stock are reported with Form 4 filings, but these are not share sales by Mr. Moritz.
16 Mr. Streit stated during the Q4’15 earnings call that Harvest’s bridge included providing unsecured credit to 80% of its customers. Harvest never made such a ridiculous proposal as can be seen on pages 13 and 88 of the 1/25/16 Presentation, which explicitly exclude consumer loans.
17 Mr. Shifke stated Q1 16 revenue will be approximately 30% of annual guidance of $702.5 million at the midpoint, or $211 million. According to Bloomberg, the consensus estimate for Q1'16 prior to 2/24/16 was $225 million.
18 Based on the $50 million of stock repurchased in 2H’15 and $50 million purchased through Q1’16, we believe the average diluted shares outstanding will decline in 2016 by at least 6% compared to 2015. This would add approximately $0.08 to earnings in 2016 vs. 2015. Like the last two years, if Green Dot’s 100% vesting Target is the high end of earnings guidance, or $1.40, then this would imply a 100% Target threshold that represents a decline in EPS vs. last year’s $1.35 when excluding the approximate $0.08 buyback benefit.

Item 2: The following materials were posted by Harvest to www.fixgdot.com:

HARVEST
CAPITAL STRATEGIES

Presentations & Letters | Press Releases | SEC Materials | Contact

PRESENTATIONS & LETTERS

04/21/16	Letter to Shareholders	
03/03/16	Letter to the Board of Directors	
01/25/16	Letter to the Board of Directors	
01/25/16	Proven Leadership is the Missing Ingredient for Long-Term Success	

© Harvest Capital Strategies LLC | Important Information

HARVEST
CAPITAL STRATEGIES

Presentations & Letters | Press Releases | SEC Materials | Contact

PRESS RELEASES

04/21/16	Harvest Capital Strategies Commences Solicitation of Proxies for Green Dot's Upcoming Annual Meeting and Delivers Letter to Green Dot Shareholders	
04/13/16	Harvest Capital Strategies Comments on Green Dot's Recent Tactics to Disenfranchise Shareholders and Further Entrench Management and the Board	
03/14/16	Green Dot's Largest Active Independent Shareholder, Harvest Capital Strategies, Nominates Three Exceptionally Qualified Director Candidates for Election at Green Dot's 2016 Annual Meeting	
03/03/16	Green Dot's Largest Active Independent Shareholder, Harvest Capital Strategies, Delivers Letter to Green Dot's Board	
01/25/16	Green Dot's Largest Active Independent Shareholder, Harvest Capital Strategies, Demands Immediate Leadership and Board Changes to Drive Shareholder Value	

© Harvest Capital Strategies LLC | Important Information